Exhibit 99.1

Wrap Accelerates Momentum Targeting 100% Revenue Growth in 2026; Company Reports Fourth Quarter and Full Year 2025 Results

Full Year Gross Revenue Grows 15%; Q4 Gross Revenue Up 62%; Full Year Technology-Enabled Services Revenue Increases 85%; Operating Loss Improves 13%

Miami, FL – March 26, 2026 – Wrap Technologies, Inc. (NASDAQ: WRAP) (“Wrap” or, the “Company”), a global leader in non-lethal response, today announced financial and operating results for the fourth quarter and full year ended December 31, 2025, highlighted by accelerating revenue growth, expanding margins, and improving operating efficiency as the Company targets approximately 100% revenue growth in 2026.

Fourth Quarter 2025 Financial Highlights (vs. Q4 2024):

●	Gross revenue increased 62% to $1.4 million, compared to $0.9 million in the prior-year period
●	Product sales more than doubled to $1.2 million, compared to $0.6 million in the prior-year quarter, driven by increased domestic and international demand for BolaWrap
●	Gross profit increased 79% to $0.7 million, compared to $0.4 million in the prior-year period
●	Gross margin increased from 47% to 52%
●	Total operating expenses decreased 7% to $4.7 million, compared to $5.0 million in the prior-year quarter, suggesting continued cost discipline while investing in new products and market expansion
●	Loss from Operations improved 15% to $(3.9) million, compared to $(4.6) million in the prior-year period
●	Fourth quarter net loss improved 48% to $(3.9) million, compared to $(7.6) million in the prior-year period, aligning with the combined impact of revenue growth, margin expansion, and continued cost discipline

Full Year 2025 Financial Highlights (vs. FY 2024):

●	Gross Revenue was up 15% year-over-year, going from $4.5 million in 2024 to $5.2 million in 2025
●	Technology-enabled services revenue of $1.7 million in 2025, up 85% from $0.9 million in 2024, reflecting the acquisition of W1 in early 2025 and the expansion of training, managed services, and software subscriptions
●	Gross Profit increased by 9.5%, or $0.2 million year-over-year, increasing from $2.5 million in 2024 to $2.7 million in 2025
●	Gross Margin increased from 55% to 58%
●	Total operating expenses decreased 10% to $16.2 million in 2025, down from $18.0 million in the prior-year period
●	Loss from operations improved 13% to $(13.5) million, compared to $(15.6) million in 2024
●	Net loss of $(10.3) million compared to $(5.9) million in 2024. The year-over-year increase was driven by a $6.4 million reduction in non-cash income from warrant fair value adjustments.

Business Highlights:

1.	Customer Retention and Deepening Engagement. Nearly half of all departments trained in 2025 were existing customers returning for instructor recertification, suggesting sustained commitment to their programs and deepening engagement with Wrap’s training ecosystem
2.	Training Drives Outcomes. Agencies supported through Wrap’s full Non-Lethal Response framework, including instructor certification, recertification, and solution integration, demonstrated a significantly higher field use success rate in 2025, reinforcing the link between ongoing training and real-world performance.
3.	Shift to Fleet-Wide Deployments. Average deal size increased nearly sixfold from the first half to the fourth quarter of 2025, aligning with the Company’s strategic shift from individual device placements to comprehensive, fleet-wide Non-Lethal Response deployments that combine hardware and training.
4.	Active Installed Base. Over 10,000 active BolaWrap units are deployed domestically, with more than 76% on the current-generation BolaWrap 150 platform. Consistent consumable reorder activity across agencies throughout 2025 suggests active field deployment in both training and real-world operations.
5.	International Expansion. Wrap expanded its international presence in 2025 and early 2026, including new distribution partnerships and purchase orders spanning multiple continents, and recent entry into the Indian market through a strategic agreement covering BolaWrap, WrapReality, and DFR-X drone interdiction systems.

2025 Management Commentary Summary:

A year ago, we outlined our vision for transforming Wrap from a product company into something different. In 2025, we executed on that vision, and what emerged is a company we believe is positioned to lead an entirely new category in public safety; Non-Lethal Response (“Non-Lethal Response” or “NLR”). What we described last year as an evolving product roadmap is now an operational Non-Lethal Response framework; an integrated system of tools, training, and tactics designed to give public safety professionals proactive, lawful control of encounters.

We are no longer solely a device company. We are a solutions company. Our main solution is straightforward; safer outcomes. The outcome we have delivered so far is measurable: no injuries, no fatalities, and no resulting litigation when our Non-Lethal Response solution is properly deployed. That realization has reshaped our strategy, our portfolio, and our go-to-market approach.

The milestones are tangible: we launched WrapTactics, a subscription-based digital training platform that addresses our historical constraint on scaling training; launched WrapVision, a TAA-compliant body-worn camera option with cloud-based evidence management; formed Wrap Federal to pursue DOD, DHS, and federal opportunities alike; entered the counter-UAS market with the first known air-to-air drone interdiction using mechanical entanglement; opened government procurement channels through Carahsoft; and partnered with K-Form to expand domestic R&D and Made in America production. These are not concepts. They are products, partnerships, and platforms that are building pipelines and expanding our addressable market.

The financial results align with this transformation. Revenue grew 15% year-over-year, with fourth quarter gross revenue up 62% and product sales more than doubling in Q4 2025 compared to the same period last year, giving us real momentum entering 2026. We also reduced operating expenses by 10%, while simultaneously launching new products and entering new markets, suggesting disciplined growth and strategic investment are not mutually exclusive.

During the year, we evaluated our services portfolio and made deliberate decisions about focus. We retained and invested in the technology-enabled offerings where customer demand is strongest (policy governance, training, virtual reality and digital evidence management), and redirected resources away from non-core activities like advisory services. The result is a leaner, more focused services business that aligns directly with our Non-Lethal Response framework and positions WrapTactics, WrapVision, and professional training as the recurring revenue engines going forward.

This refocusing, combined with the relocation of manufacturing to Norton, Virginia and partnerships with firms like K-Form, we believe reflects a company that is investing where the opportunity is clearest: integrated non-lethal response and counter-UAS technology.

2026 Priorities

Entering 2026, our priorities are clear and our execution plan is focused on:

●	Non-Lethal Response at Scale. Expanding agency-wide deployments of BolaWrap through integrated programs that bundle BolaWrap hardware, training subscriptions in WrapTactics and Wrap Reality, policy support, and WrapVision. This programmatic approach is expected to provide deeper customer relationships, higher retention, and expanding revenue per agency.
●	Federal and Defense Market Entry. Wrap Federal is actively positioning our portfolio for DOD, DHS, and other federal customers. Our Carahsoft partnership and Made in America manufacturing efforts are designed to comply with the procurement infrastructure these customers require.
●	UAS Advancement. As we see autonomous systems and drone-related technology evolving in public safety, we believe non-lethal response solutions are the logical place to start, and we are developing those technologies to meet that need.
●	Recurring Revenue Growth. We are focused on scaling subscription-based digital and VR training, digital evidence management, and technology-enabled services to build a more predictable, higher-margin revenue base.
●	International Expansion. Current trends suggest broad-based interest in non-lethal response solutions globally. We believe our distributor network and the centralized procurement dynamics in many international markets support the potential for large-scale deployments.

We believe the public safety market is at an inflection point. In our experience, agencies need integrated solutions, not isolated devices; and that is what Non-Lethal Response delivers. We entered 2026 with a broader portfolio, stronger partnerships, and what we believe to be a clearer path to growth than at any point in our history.

About Wrap Technologies, Inc.

Wrap Technologies, Inc. (Nasdaq: WRAP) a global leader in innovative public safety technologies and non-lethal tools, delivering cutting-edge technology with exceptional people to address the complex, modern day challenges facing public safety organizations.

Wrap’s complete public safety portfolio includes the non-lethal BolaWrap® 150 device, WrapReality™ immersive training platform, WrapVision™ body-worn camera system, WrapTactics™ training programs, and next-generation C-UAS solutions like PAN-DA and the 1KC Kinetic Anti-Drone Cassette, all of which supports the Company’s mission to provide safer, scalable, and cost-effective technologies for public safety, defense, and critical infrastructure markets. Wrap’s BolaWrap® 150 solution leads in non-lethal response intended to provide law enforcement with a safer choice for nearly every phase of a critical incident. This innovative, patented device deploys a multi-sensory, cognitive disruption that leverages sight, sound and sensation to expand the window and gives officers the advantage and critical time to manage non-compliant subjects before resorting to higher-force options. The BolaWrap® 150 is not pain-based compliance. It does not shoot, strike, shock, or incapacitate, instead, it helps officers strategically operate on the force continuum, reducing the risk of injury to both officers and subjects. Used by over 1,000 agencies across the U.S. and in 60 countries, BolaWrap® is backed by training certified by the International Association of Directors of Law Enforcement Standards and Training (IADLEST), reinforcing Wrap’s commitment to public safety through cutting-edge technology and expert training.

WrapReality™ VR is a fully immersive training simulator to enhance decision-making under pressure.

As a comprehensive public safety training platform, it provides first responders with realistic, interactive scenarios that reflect the evolving challenges of modern law enforcement. By offering a growing library of real-world situations, WrapReality™ is intended to equip officers with the skills and confidence to navigate high-stakes encounters effectively, which we believe leads to safer outcomes for both responders and the communities they serve.

WrapVision is an all-new body-worn camera and evidence management system built for efficiency.

Designed for efficiency, security, and transparency to meet the rigorous demands of modern law enforcement, WrapVision captures, stores, and helps manage digital evidence, ensuring operational security, regulatory compliance, and enhanced video picture quality and field of view.

The WrapVision camera, powered by IONODES, boasts streamlined cloud integration and final North American assembly, with a critical made-in-America roadmap projected for early 2026. This track helps ensure data integrity and helps eliminate critical concerns over unauthorized access or foreign surveillance risks.

Trademark Information

Wrap, the Wrap logo, BolaWrap®, WrapReality™ and Wrap Training Academy are trademarks of Wrap Technologies, Inc., some of which are registered in the U.S. and abroad. All other trade names used herein are either trademarks or registered trademarks of the respective holders.

Cautionary Note on Forward-Looking Statements - Safe Harbor Statement

This release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “anticipate,” “should”, “believe”, “target”, “project”, “goals”, “estimate”, “potential”, “predict”, “may”, “will”, “could”, “intend”, and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Moreover, forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control and include, but are not limited to, statements relating to the Company’s target of approximately 100% revenue growth in 2026; the expected expansion of agency-wide deployments; the expected recurring revenue growth from subscription-based training and digital evidence management; the Company’s ability to enter and generate revenue from the federal and defense market through Wrap Federal; the development, demonstration, government testing, and commercialization timeline for the MERLIN drone interdiction system and 1KC anti-drone cassette; the expected benefits and growth from international expansion, including the strategic agreement covering the Indian market; the Company’s planned future products, technologies, and intended product designs and expected benefits therefrom; and expected market opportunities and outcomes related to the Company’s Non-Lethal Response, Wrap’s planned future products, technologies, integration, intended product designs and expected benefits therefrom, expected market opportunities and outcomes related to Wrap’s products to increase officer and public safety. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to: the Company’s ability to achieve its targeted approximately 100% revenue growth in 2026; the Company’s ability to maintain compliance with the Nasdaq Capital Market’s listing standards; the Company’s ability to successfully implement training programs for the use of its products; the Company’s ability to manufacture and produce products for its customers; the Company’s ability to develop sales for its products; the market acceptance of existing and future products; the availability of funding to continue to finance operations; the complexity, expense and time associated with sales to law enforcement and government entities; the lengthy evaluation and sales cycle for the Company’s product solutions; product defects; litigation risks from alleged product-related injuries; risks of government regulations; the impact resulting from geopolitical conflicts and any resulting sanctions; the ability to obtain export licenses for counties outside of the United States; the ability to obtain patents and defend intellectual property against competitors; the impact of competitive products and solutions; and the Company’s ability to maintain and enhance its brand, as well as other risk factors mentioned in the Company’s most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q, and other Securities and Exchange Commission filings. These forward-looking statements are made as of the date of this release and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Except as required by law, the Company undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

Investor Relations Contact:

(800) 583-2652

ir@wrap.com